EXHIBIT 99

CONTACT:	Glen L. Ponczak	For Immediate Release
	414-524-2375	September 23, 2004

JOHNSON CONTROLS ANNOUNCES NEW APPOINTMENTS

     Milwaukee, Wisc. . . . September 23, 2004 . . ..Johnson Controls Chairman and Chief Executive Officer John M. Barth today announced new appointments for five of the company’s corporate officers, effective October 1, 2004. Senior Vice President and Chief Financial Officer Stephen Roell has been elected Executive Vice President and Chief Financial Officer. He joined the company in 1982 and has served as CFO since 1991. He was elected as a corporate officer the same year.

     Keith E. Wandell, who is president of the company’s Automotive Group, has been elected as a member of the Office of the CEO. Mr. Wandell joined Johnson Controls in 1988, became a corporate officer in 1997 and has led the company’s automotive business in his current position since 2003.

     R. Bruce McDonald has been elected Vice President and Assistant Chief Financial Officer. Since joining Johnson Controls in 2001, he has served as Vice President and Corporate Controller, and as a corporate officer.

     Darlene Rose, formerly Vice President of Corporate Strategy and Development, was named a Senior Vice President. In her new role, Ms. Rose will support the diversity initiatives of Johnson Controls by serving full time as the host city chair of the NAACP’s 2005 national conference, which will be held in the company’s headquarters city, Milwaukee, Wisconsin. Ms. Rose started with the company in 1969 and was elected a corporate officer in 1999.

     Denise M. Zutz has been appointed as Vice President of Strategy, Investor Relations and Communication. She had formerly served as Vice President of Communication. Ms. Zutz joined Johnson Controls in 1973 and was named a corporate officer in 1991.

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